Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-225531, No. 333-232764, No. 333-233419, No. 333-239913 and No. 333-240084) on Forms S-3, and the registration statements (No. 333-254508, No. 333-239915, No. 333-210257, No. 333-182853 and No. 333-181477) on Forms S-8, of XpresSpa Group Inc. of our report dated April 20, 2020, on our audit of the consolidated financial statements of XpresSpa Group Inc. and subsidiaries as of December 31, 2019, and for the year then ended, which report appears in this annual report on Form 10-K of XpresSpa Group Inc. Our report dated April 20, 2020 contains an explanatory paragraph stating there is substantial doubt about the ability of XpresSpa Group Inc. and subsidiaries to continue as a going concern.

/s/ CohnReznick LLP

March 31, 2021
Jericho, New York